Exhibit 99.1

TEXAS PACIFIC LAND TRUST ANNOUNCES FOURTH QUARTER AND FULL YEAR 2019 RESULTS
DALLAS, TX (January 30, 2020) – Texas Pacific Land Trust (NYSE: TPL) today announced financial and operating results for the fourth quarter and year ended December 31, 2019.
Results for the fourth quarter of 2019:
•Net income of $71.3 million, or $9.20 per Sub-share Certificate, for the fourth quarter ended December 31, 2019 compared with $62.7 million, or $8.06 per Sub-share Certificate, for the fourth quarter ended December 31, 2018.
•Revenues of $113.3 million for the fourth quarter ended December 31, 2019, compared with $93.2 million for the fourth quarter ended December 31, 2018.
•Increases of 26.6% in easements and other surface-related income, 22.0% in oil and gas royalty revenue and 20.6% in water sales and royalty revenue for the fourth quarter ended December 31, 2019 compared with the fourth quarter ended December 31, 2018.
•EBITDA of $94.9 million for the fourth quarter ended December 31, 2019, compared with $79.3 million for the fourth quarter of 2018, an increase of 19.6%.
Results for the year ended December 31, 2019:

•Net income of $320.9 million, or $41.38 per Sub-share Certificate, for the year ended December 31, 2019 compared with $209.7 million, or $26.93 per Sub-share Certificate, for the year ended December 31, 2018.
•Revenues of $490.5 million for the year ended December 31, 2019, compared with $300.2 million for the year ended December 31, 2018.
•Increases of 32.9% in water sales and royalty revenue, 30.0% in easements and other surface-related income and 24.9% in oil and gas royalty revenue for the year ended December 31, 2019 compared with the year ended December 31, 2018.
•EBITDA of $413.4 million for the year ended December 31, 2019, compared with $264.3 million for the year ended December 31, 2018, an increase of 56.4%.

Further details for the fourth quarter of 2019:
The Trust reported net income of $71.3 million for the fourth quarter ended December 31, 2019, an increase of 13.8% over net income of $62.7 million for the fourth quarter ended December 31, 2018. The increase was principally related to increased oil and gas royalties, easements and other surface-related income and water sales.

Oil and gas royalty revenue was $43.6 million for the fourth quarter ended December 31, 2019, compared with $35.8 million for the fourth quarter ended December 31, 2018, an increase of 22.0%. Crude oil and gas production subject to the Trust’s royalty interests increased 45.6% and 33.4%, respectively, in the fourth quarter ended December 31, 2019 compared to the fourth quarter ended December 31, 2018. While crude oil and gas production increased in the fourth quarter ended December 31, 2019 compared to the same period of 2018, the prices received for crude oil and gas production decreased 3.6% and 41.1%, respectively, over the same time period.

Easements and other surface-related income was $27.7 million for the fourth quarter ended December 31, 2019, an increase of 26.6% compared with the fourth quarter ended December 31, 2018 when easements and other surface-related income was $21.9 million. The increase in easements and other surface-related income was largely driven by increases of $3.1 million in commercial lease revenue

(largely due to an increase in saltwater disposal royalties) and $2.0 million in pipeline easement income for the fourth quarter ended December 31, 2019 compared to the same period of 2018.

Water sales and royalty revenue was $19.9 million for the fourth quarter ended December 31, 2019, an increase of 20.6% compared with the fourth quarter ended December 31, 2018 when water sales and royalty revenue was $16.5 million. This increase was principally due to a 50.4% increase in the number of barrels of sourced and treated water sold in the fourth quarter of 2019 over the same period in 2018, partially offset by decreased water royalties.

In an exchange transaction, the Trust conveyed approximately 5,620 acres of land in exchange for approximately 5,545 acres of land, all in Culberson County. As the Trust had no cost basis in the land conveyed, the Trust recognized land sales revenue of $22.0 million for the fourth quarter ended December 31, 2019.

Further details for the year ended December 31, 2019:

The Trust reported net income of $320.9 million for the year ended December 31, 2019, an increase of 53.0% over net income of $209.7 million for the year ended December 31, 2018. Net income for the year ended December 31, 2019 included a $100 million land sale. Excluding the impact of the land sale, net of income tax, for the year ended December 31, 2019, net income was $241.9 million, a 15.3% increase over net income for the year ended December 31, 2018. The 15.3% increase was principally related to increased oil and gas royalties, easements and other surface-related income and water sales.

Oil and gas royalty revenue was $154.7 million for the year ended December 31, 2019, compared with $123.8 million for the year ended December 31, 2018, an increase of 24.9%. Crude oil and gas production subject to the Trust’s royalty interests increased 48.3% and 89.3%, respectively, in the year ended December 31, 2019 compared to the year ended December 31, 2018. While crude oil and gas production increased in the year ended December 31, 2019 compared to December 31, 2018, the prices received for crude oil and gas production decreased 8.0% and 49.3%, respectively, over the same time period.

Easements and other surface-related income was $115.4 million for the year ended December 31, 2019, an increase of 30.0% compared with the year ended December 31, 2018 when easements and other surface-related income was $88.7 million. The increase in easements and other surface-related income was principally related to increases of $19.0 million in pipeline easement income and $10.6 million in commercial lease revenue (largely due to an increase in saltwater disposal royalties), for the year ended December 31, 2019 compared to the same period of 2018. These increases were partially offset by a $3.7 million decrease in temporary permit income over the same time period.

Water sales and royalty revenue was $84.9 million for the year ended December 31, 2019, an increase of 32.9% compared with the year ended December 31, 2018 when water sales and royalty revenue was $63.9 million. This increase was principally due to a 44.0% increase in the number of barrels of sourced and treated water sold during the year ended December 31, 2019 over the same period in 2018, partially offset by decreased water royalties.

The Trust recognized land sales revenue of $135.0 million for the year ended December 31, 2019 and $4.4 million for the comparable period of 2018. The increase in land sales revenue is principally related to a $100 million land sale in January 2019 and land sales revenue of $22.0 million related to a land exchange transaction in December 2019.

About Texas Pacific Land Trust

Texas Pacific Land Trust is one of the largest landowners in the State of Texas with approximately 900,000 acres of land in West Texas. The Trust was organized under a Declaration of Trust to receive and hold title to extensive tracts of land in the State of Texas, previously the property of the Texas and Pacific Railway Company, and to issue transferable Certificates of Proprietary Interest pro rata to the holders of certain debt securities of the Texas and Pacific Railway Company. Texas Pacific Land Trust’s trustees are empowered under the Declaration of Trust to manage the lands with all the powers of an absolute owner. Texas Pacific Land Trust is not a REIT.

Forward-Looking Statements

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the Trust’s future operations and prospects, the markets for real estate in the areas in which the Trust owns real estate, applicable zoning regulations, the markets for oil and gas, production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas, expected competitions, management’s intent, beliefs or current expectations with respect to the Trust’s future financial performance and other matters. We assume no responsibility to update any such forward-looking statements.

REPORT OF OPERATIONS
(in thousands, except share and per share amounts) (unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Revenues:
Oil and gas royalties	$43,616	$35,756	$154,729	$123,834
Easements and other surface-related income	27,727	21,894	115,362	88,739
Water sales and royalties	19,882	16,485	84,949	63,913
Sale of oil and gas royalty interests	—	18,875	—	18,875
Land sales	22,000	74	135,020	4,367
Other operating revenue	107	117	436	492
Total revenues	113,332	93,201	490,496	300,220

Expenses:
Salaries and related employee expenses	10,099	7,984	32,841	18,433
Water service-related expenses	5,385	3,567	20,808	11,168
General and administrative expenses	2,663	1,822	9,765	4,704
Legal and professional fees	1,205	875	16,403	2,498
Depreciation, depletion and amortization	3,620	1,064	8,906	2,583
Total operating expenses	22,972	15,312	88,723	39,386

Operating income	90,360	77,889	401,773	260,834

Other income	911	390	2,682	916
Income before income taxes	91,271	78,279	404,455	261,750
Income tax expense (benefit):
Current	14,007	15,599	57,492	37,200
Deferred	5,942	—	26,035	14,814
Total income tax expense	19,949	15,599	83,527	52,014
Net income	$71,322	$62,680	$320,928	$209,736

Net income per Sub-share Certificate - basic and diluted	$9.20	$8.06	$41.38	$26.93

Weighted average number of Sub-share Certificates outstanding	7,756,156	7,771,950	7,756,437	7,787,407

SEGMENT OPERATING RESULTS
(in thousands) (unaudited)

	Three Months Ended December 31,
	2019		2018
Revenues:
Land and resource management:
Oil and gas royalties	$43,616	38%	$35,756	39%
Easements and other surface-related income	13,382	12%	14,012	15%
Sale of oil and gas royalty interests	—	—%	18,875	20%
Land sales and other operating revenue	22,107	19%	191	—%
	79,105	69%	68,834	74%
Water services and operations:
Water sales and royalties	19,882	18%	16,485	18%
Easements and other surface-related income	14,345	13%	7,882	8%
	34,227	31%	24,367	26%
Total consolidated revenues	$113,332	100%	$93,201	100%

Net income:
Land and resource management	$56,344	79%	$49,911	80%
Water services and operations	14,978	21%	12,769	20%
Total consolidated net income	$71,322	100%	$62,680	100%

	Years Ended December 31,
	2019		2018
Revenues:
Land and resource management:
Oil and gas royalties	$154,729	31%	$123,834	41%
Easements and other surface-related income	73,143	15%	63,908	21%
Sale of oil and gas royalty interests	—	—%	18,875	6%
Land sales and other operating revenue	135,456	28%	4,859	2%
	363,328	74%	211,476	70%
Water services and operations:
Water sales and royalties	84,949	17%	63,913	21%
Easements and other surface-related income	42,219	9%	24,831	9%
	127,168	26%	88,744	30%
Total consolidated revenues	$490,496	100%	$300,220	100%

Net income:
Land and resource management	$260,566	81%	$159,611	76%
Water services and operations	60,362	19%	50,125	24%
Total consolidated net income	$320,928	100%	$209,736	100%

NON-GAAP PERFORMANCE MEASURES AND DEFINITIONS

In addition to amounts presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we also present certain supplemental non-GAAP measurements. These measurements are not to be considered more relevant or accurate than the measurements presented in accordance with GAAP. In compliance with requirements of the Securities and Exchange Commission (“SEC”), our non-GAAP measurements are reconciled to net income, the most directly comparable GAAP performance measure. For all non-GAAP measurements, neither the SEC nor any other regulatory body has passed judgment on these non-GAAP measurements.

EBITDA

EBITDA is a non-GAAP financial measurement of earnings before interest, taxes, depreciation, depletion and amortization. Its purpose is to highlight earnings without finance, taxes, and depreciation, depletion and amortization expense, and its use is limited to specialized analysis. We have presented EBITDA because we believe that it is a useful supplement to net income as an indicator of operating performance.

The following table presents a reconciliation of net income to EBITDA for the three months and years ended December 31, 2019 and 2018 (in thousands):

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Net income	$71,322	$62,680	$320,928	$209,736
Add:
Income tax expense	19,949	15,599	83,527	52,014
Depreciation, depletion and amortization	3,620	1,064	8,906	2,583
EBITDA	$94,891	$79,343	$413,361	$264,333

Contact:

Robert Packer
(214) 969-5530
Robert@tpltrust.com